Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Announces Third Quarter 2018 Financial Results

Bookings Continue Growth Trend Despite Slowed Quarterly Earnings

Teleconference and Webcast to be Held Today at 4:30 P.M. EST

WAUKESHA (November 14, 2018) - Telkonet, Inc. (OTCQB: TKOI), (the “Company”, “Telkonet”), creator of the EcoSmart platform of intelligent automation solutions designed to optimize comfort, energy efficiency and operational analytics in support of the emerging Internet of Things (IoT), today announced financial results for the quarter ended September 30, 2018. Telkonet management will hold a teleconference to discuss these results with the financial community today at 4:30 p.m. ET/3:30 p.m. CT.

“While the third quarter results were affected by numerous factors including, but not limited to, tariffs, and component shortages associated thereto, they do not demonstrate the continuing business improvements including increased bookings of 15%, a record backlog of greater than $3.3M, a quarterly Channel sales exceeding 65% of total sales, and growth in our average project size” stated Jason Tienor, Telkonet’s President and CEO.

Operating and Financial Highlights Comparison for the Three and Nine Months Ended September 30, 2018 and 2017:

•	Loss from continuing operations increased $0.4 million (47%) to $1.3 million for the three months ended September 30, 2018 compared to $0.9 million in the prior year period; while decreasing $0.3 million (12%) to $2.7 million for the nine months ended September 30, 2018 compared to $3.0 million in the prior year period
•	Net revenues decreased $0.5 million (28%) to $1.5 million for the three months ended September 30, 2018 compared to $2.0 million in the prior year period; while decreasing $0.1 million (1%) to $6.0 million for the nine months ended September 30, 2018 compared to $6.1 million in the prior year period
•	Operating expenses increased $0.1 million (6%) to $1.8 million for the three months ended September 30, 2018 compared to $1.7 million in the prior year period; while decreasing $0.5 million (8%) to $5.3 million for the nine months ended September 30, 2018 compared to $5.8 million in the prior year period
•	Quarterly sales bookings increased 15% to $2.8 million for the quarter
•	Backlog grew to approximately $3.3 million at the end of the third quarter as compared to $0.9 million in the prior year period
•	Channel-driven sales exceeded 65% of total sales during the third quarter as compared to 58% in the prior year period
•	Telkonet awarded luxury, mixed-use projects totaling approximately $0.9 million
•	Telkonet awarded higher education projects totaling approximately $0.5 million

“As we move to complete our Strategic Review, we find Telkonet well-positioned for market expansion in 2019 due to strategic opportunities including our new consumer housing projects and Connect Room initiative, as well as our growth in Channel sales and strategic relationships,” stated Jason Tienor, Telkonet CEO. “We look forward to the continued growth and expansions of these initiatives and the impact that our strategic review has on them.”

Telkonet, Inc.   |   20800 Swenson Drive, Suite 175, Waukesha, WI 53186   |   p: 414.302.2299   |   f: 414.800.4352   |   telkonet.com

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Financial Results Review

2018 Quarter to Date and Year to Date

Revenue: Total revenue from continuing operations decreased $0.5 million to $1.5 million for the three months ended September 30, 2018 compared to $2.0 million for the comparable period in 2017. For the nine months ended, revenue decreased $0.1 million to $6.0 million compared to $6.1 million for the comparable period in 2017.

Product Revenue: Product revenue, which principally arises from the sales and installation of our EcoSmart energy management platform, decreased 31% to $1.3 million for the three months ended September 30, 2018 compared to $1.9 million for the comparable period in 2017. For the nine months ended, product revenue decreased 1% to $5.6 million compared to $5.7 million for the comparable period in 2017.

Gross Margin Gross profit percentages decreased to 35% for the three months ended September 30, 2018 from 40% for the comparable period in 2017. For the nine months ended, gross profit percentages decreased to 43% from 45% for the comparable period in 2017.

Net loss: The Company reported a net loss from continuing operations of $1.3 million for the three months ended September 30, 2018 compared to $0.9 million for the comparable period in 2017. For the nine months ended, the Company reported a net loss from continuing operations of $2.7 million compared to $3.0 million for the comparable period in 2017.

Teleconference

Date: Wednesday, November 14, 2018

Time: 4:30 p.m. EST (3:30 p.m. CST, 1:30 p.m. PST)

Investor Dial-In (Toll Free US & Canada): 877-407-9171

Investor Dial-In (International): 201-493-6757

A replay of the teleconference will be available until November 28, 2018, which can be accessed by dialing (877) 660-6853 if calling within the US & Canada or (201) 612-7415, if calling internationally. Please enter conference ID # 13649459 to access the replay.

NON-GAAP Financial Measures

Telkonet will post to the Company's investor relations web site (www.telkonet.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company's financial results.

Telkonet, Inc.   |   20800 Swenson Drive, Suite 175, Waukesha, WI 53186   |   p: 414.302.2299   |   f: 414.800.4352   |   telkonet.com

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The Company, as is common in its industry, uses adjusted EBITDA from continuing operations, a non-GAAP measurement gauge to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses adjusted EBITDA from continuing operations as its primary management guide. Adjusted EBITDA from continuing operations is not, and should not be considered, an alternative to net income (loss), income (loss) from continuing operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). In assessing the overall health of its business for the three and nine months ended September 30, 2018 and 2017, the Company excluded items in the following general category described below:

•	Stock-based compensation: The Company believes that because of the variety of equity awards used by companies, varying methodologies for determining stock-based compensation and the assumptions and estimates involved in those determinations, the exclusion of non-cash stock-based compensation enhances the ability of management and investors to understand the impact of non-cash stock-based compensation on our operating results. Further, the Company believes that excluding stock-based compensation expense allows for a more transparent comparison of its financial results to the previous period.

•	Bonuses paid to executives in 2017, upon sale of discontinued operations: The Company does not consider the bonuses of $87,750 associated with the sale of Ethostream to be indicative of current or future operating performance. Therefore, the Company does not consider the inclusion of these costs helpful in assessing its current financial performance compared to the previous year.

Adjusted EBITDA from continuing operations and other non-GAAP financial measures should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of the non-GAAP financial measure as an analytical tool. In particular, the non-GAAP financial measure is not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measure reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. The Company compensates for these limitations by providing specific information in the reconciliation included in this press release regarding the GAAP amounts excluded from the non-GAAP financial measure.

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

For news updates as they happen, follow @Telkonet on Twitter.

To receive updates on all of Telkonet’s developments, sign up for our email alerts HERE.www.telkonet.com

FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”).

Telkonet, Inc.   |   20800 Swenson Drive, Suite 175, Waukesha, WI 53186   |   p: 414.302.2299   |   f: 414.800.4352   |   telkonet.com

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TELKONET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues, net:
Product	$1,319,046	$1,904,571	$5,643,509	$5,728,878
Recurring	144,970	131,665	399,865	344,708
Total Net Revenue	1,464,016	2,036,236	6,043,374	6,073,586

Cost of Sales:
Product	881,444	1,160,019	3,252,409	3,233,978
Recurring	68,467	55,702	194,947	118,347
Total Cost of Sales	949,911	1,215,721	3,447,356	3,352,325

Gross Profit	514,105	820,515	2,596,018	2,721,261

Operating Expenses:
Research and development	539,652	500,656	1,410,287	1,323,669
Selling, general and administrative	1,248,204	1,188,905	3,816,210	4,396,667
Depreciation and amortization	16,797	14,616	50,340	34,405
Total Operating Expenses	1,804,653	1,704,177	5,276,837	5,754,741

Operating Loss	(1,290,548)	(883,662)	(2,680,819)	(3,033,480)

Other Income (Expenses):
Interest income (expense), net	9,540	8,722	11,063	2,797
Total Other Income (Expense)	9,540	8,722	11,063	2,797

Loss from Continuing Operations before Provision (Benefit) for Income Taxes	(1,281,008)	(874,940)	(2,669,756)	(3,030,683)

Provision (Benefit) for Income Taxes	–	(3,600)	2,000	4,301
Net loss from continuing operations	(1,281,008)	(871,340)	(2,671,756)	(3,034,984)
Discontinued Operations:
Gain from sale of discontinued operations (net of tax)	–	218,000	–	6,602,871
Income from discontinued operations (net of tax)	–	11,403	–	602,060
Net income (loss) attributable to common stockholders	$(1,281,008)	$(641,937)	$(2,671,756)	$4,169,947

Net income (loss) per common share:
Basic - continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Basic - discontinued operations	$0.00	$0.00	$0.00	$0.05
Basic – net income (loss) attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$0.03

Diluted - continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Diluted - discontinued operations	$0.00	$0.00	$0.00	$0.05
Diluted – net income (loss) attributable to common stockholders	$(0.01)	$(0.01)	$(0.02)	$0.03

Weighted Average Common Shares Outstanding – basic	133,989,919	133,231,367	133,892,730	133,007,830
Weighted Average Common Shares Outstanding –diluted	133,491,657	133,231,367	134,017,468	133,405,096

Telkonet, Inc.   |   20800 Swenson Drive, Suite 175, Waukesha, WI 53186   |   p: 414.302.2299   |   f: 414.800.4352   |   telkonet.com

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RECONCILIATION OF NET LOSS FROM

CONTINUING OPERATIONS TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net loss from continuing operations	$(1,281,008)	$(871,340)	$(2,671,756)	$(3,034,984)
Interest (income) expense, net	(9,540)	(8,722)	(11,063)	(2,797)
Provision for income taxes	–	(3,600)	2,000	4,301
Depreciation and amortization	16,797	14,616	50,399	34,405
EBITDA – continuing operations	(1,273,751)	(869,046)	(2,630,480)	(2,999,075)
Adjustments:
Stock-based compensation	1,530	2,343	4,590	320,545
Bonus paid to executives upon sale of discontinued operations	–	–	–	87,750
Adjusted EBITDA	$(1,272,221)	$(866,703)	$(2,625,890)	$(2,590,780)

Telkonet, Inc.   |   20800 Swenson Drive, Suite 175, Waukesha, WI 53186   |   p: 414.302.2299   |   f: 414.800.4352   |   telkonet.com

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